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                              CODE OF REGULATIONS
                                       OF
                    THE OHIO NATIONAL LIFE INSURANCE COMPANY
                        AMENDED EFFECTIVE August 5, 1994



ARTICLE I--POLICYHOLDERS' MEETINGS
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1.  The annual meeting of policyholders shall be held at the Home Office of the
    Corporation in the City of Cincinnati, Ohio, at 10:00 o'clock A.M. on the first Friday in May of each year or at such other time and place as may be set forth in an advance written notice to policyholders meeting the requirements of Ohio law. Special meetings of policyholders may be held upon call by a majority of the Board of Directors, either by vote or in writing signed by them. The Chief Executive officer of the corporation shall preside as chairman of policyholders' meetings.

2. Each policyholder of the Corporation shall be a member of the Corporation. The term "policyholder" as used herein means the person insured under an individual policy of life insurance, and the person to whom any annuity or pure endowment is presently or prospectively payable by the terms of an individual annuity or pure endowment contract, except where the policy or contract declares some other person to be the owner or holder thereof, in which case such owner or policyholder shall be deemed the policyholder, and except in cases of assignment or transfer as hereinafter provided. In the case of any individual policy or contract insuring two or more persons jointly, or in case the policy or contract declares two or more persons to be the owner, the persons insured or declared to be the owner are considered as one policyholder. In case any such policy or contract has been assigned or transferred by an assignment or transfer absolute on its face to an assignee or transferee other than the corporation and such assignment or transfer is filed at the principal office of the Corporation, then such assignee or transferee shall be deemed the policyholder, but for the purpose of determining voting rights such assignment or transfer is not effective until thirty days after it has been filed with the Corporation. Except as provided herein an assignee or transferee of a policy or contract shall not be deemed a policyholder. in the case of group policies the employer, trustee, creditor or other holder of the group master contract shall be the policyholder and the one qualified to vote. The holders of certificates issued under such group master contracts shall not be qualified to vote. Each policyholder who is insured in the sum of at least one Thousand Dollars, or who is the holder of an annuity which at normal date of maturity requires the payment of One Hundred Dollars or more annually, and whose insurance or contract of annuity is then in force and has been in force at least one year prior to a policyholders' meeting, shall be entitled to only one vote, irrespective of the number of policies or contracts held by the policyholder or the amount thereof, but said voting qualifications shall be subject to any change or amendment as may be prescribed by the laws of the State of Ohio or which may be adopted by the Corporation pursuant to the laws of the State of Ohio.


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3.  Policyholders may vote in person or by proxy. All proxies must be filed with the Secretary of the Corporation not less than ten days before the day of meetings at which they are to be voted. There shall be a policyholders' proxy committee composed of five policyholders, each of whom shall be qualified to vote under the terms of Article Fourth of the Amended Articles of Incorporation of the Corporation. Said committee shall be appointed by the Board of Directors and the members thereof shall hold office at the pleasure of the Board. Vacancies on the committee shall be filled by the Board, but until such vacancy shall be filled the remaining members of the committee shall be fully empowered to act. The committee shall solicit, receive and vote proxies on behalf of the policyholders.

4. Notice of annual meetings of policyholders may be given to policyholders by printing the same either on policies, premium notices, or on the printed annual statements of the corporation mailed to the policyholders, or by a special form of notice mailed to the policyholders not longer than one year prior to said meeting. Notice of special meetings of policyholders shall be given to each policyholder not more than sixty days nor less than thirty days before the day of the meeting by depositing such notice in the mail, addressed to the policyholder, postage prepaid, at the policyholder's last address appearing on the records of the Corporation.

5. Those policyholders present in person or by proxy at a meeting shall constitute a quorum for the transaction of business, and the vote of a majority of those present in person or by proxy shall be sufficient to take any action properly before the meeting.

6. The Board shall nominate persons who are or will become policyholders for election as Directors to serve for terms commencing at the following annual policyholders' meeting. Nominations shall be made at least sixty days before the date of the annual policyholders' meeting at which the persons nominated are to be voted upon, except that a vacancy in the list of nominees caused by the death, resignation or removal of a nominee may be filled at any time.

7. Other nominations for election to the Board for terms commencing at an annual meeting may be made by petition containing the signatures of not less than five thousand policyholders qualified to vote at such election, not more than five per cent of whom shall be policyholders residing in the territory assigned to any one general agency of the Corporation. Each such nominee shall be or become a member of the Corporation. Such petition shall be filed with the Secretary of the Corporation at its Home Office not later than one hundred twenty days before the date of the annual policyholders' meeting at which the persons therein nominated are to be voted upon. Each petition shall be accompanied by a statement giving the names, residences and business addresses, and the business or professional affiliations of the nominees, and a written acceptance of the nominations filed for each nominee. In order that the policyholders may be informed adequately about the persons so nominated, the Corporation shall send by first-class United States mail to each policyholder entitled to vote at the next annual meeting of policyholders the information furnished by the candidates as required by the preceding sentence, and also similar information about the persons nominated by the Board. Such notice shall be mailed not less


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    than sixty days before the date of the annual meeting at which the election is to be held. All costs incidental to preparing and mailing said notice and information shall be borne by the candidate.

8. At all meetings for the election of Directors the chairman shall appoint three inspectors who shall have the powers and perform the duties provided by the Revised Code of Ohio for inspectors of elections, provided that no person who is a candidate for the Office of Director shall be appointed as an inspector.

9. No person shall be nominated to or be eligible for renomination to the Board of Directors for a term which extends beyond the annual meeting of policyholders next following the person's 70th birthday. This provision shall not be applicable to any Directors nominated in accordance with the provisions of Article I, Section 7 of the Code of Regulations.

ARTICLE-II--BOARD OF DIRECTORS
------------------------------

1. The Board of Directors shall be elected in the manner and for the term specified in the Amended Articles of Incorporation.

2. Vacancies in the Board shall be filled by a majority vote of the remaining Directors. In the event of the expiration of the term of any Director as a result of the operation of Article Tenth of the Amended Articles of Incorporation, a vacancy shall be deemed to exist in the class of which the Director was a member. The Board may fill the resulting vacancy including, without limitation, by re-election of the Director whose term had expired in the case of a person who has served as Chief Executive officer, but such person shall not then or thereafter be eligible for election to a term extending beyond the annual meeting of policyholders next following the person's 65th birthday, unless the Board approves one or more additional one-year terms to which such person may be eligible for election.

3. The Board shall hold regular meetings not less frequently than quarterly on dates and at times fixed by the Board. The Chief Executive officer, the Executive Committee or any six members of the Board may convene special meetings of the Board at any time. Notice of any meeting of the Board shall be given to each Director not less than four days prior to the date of the meeting by delivery to the Director or by depositing it in the mail addressed to the Director at the Director's address appearing on the books of the corporation, but such notice may be waived by any Director in writing.

4. A majority of the members of the Board shall constitute a quorum for the transaction of business. meetings of the Directors or of committees of the Directors may be held through the use of any form of communications equipment if all persons participating can hear each other person participating. Participation in such a meeting shall constitute presence at the meeting.


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ARTICLE III--EXECUTIVE COMMITTEE
--------------------------------

1. The Board of Directors, by a resolution adopted by a majority of the whole Board, may designate an Executive Committee composed of not less than three nor more than six Directors.

2. The Executive Committee shall, to the extent provided in such resolution or in the Code of Regulations, have and exercise during the interim between meetings of the Board, all of the authority of the Board in the control of the business and affairs of the corporation except such as the Board only, by law, is authorized to perform or exercise.

3. The Board may appoint one or more Directors as alternate members of the Executive Committee, who may take the place of any absent member or members at any meeting of such Committee or who may, as authorized by the Board, attend and vote at any meeting of the Executive Committee expanded to include both its regular and alternate members.

4. The Board shall designate the chairman and vice chairman of the Executive Committee.

5. The Executive Committee shall meet at approximately monthly intervals between meetings of the Board of Directors, and at such other times as the needs of the business require. A majority of the Executive Committee, and a majority of the expanded Executive Committee when it meets, shall constitute a quorum. The Committee may act by a majority of those members present at a meeting at which a quorum is present or by a writing or writings signed by all of its members. The committee shall keep records of its proceedings and report them at the regular meetings of the Board.

ARTICLE IV--NOMINATING COMMITTEE
--------------------------------

1. The Board of Directors may designate a Nominating Committee, composed of not less than three Directors, to recommend to the Board criteria and guidelines for evaluating candidates for nomination as Directors and to identify, recruit and recommend to the Board suitable candidates for nomination as Directors. The Chief Executive officer shall serve ex officio as a member of the Committee.

2.  The Board shall designate the chairman of the Nominating Committee.

3. The Nominating Committee shall meet at least annually and at such other times as the needs of the Board require. The Committee shall keep records of its proceedings and report them at regular meetings of the Board.

ARTICLE V--INVESTMENT REVIEW COMMITTEE
--------------------------------------

1. The Board of Directors, by a resolution adopted by a majority of the whole Board, may designate an Investment Review Committee, composed of not less than three nor more than six Directors.


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2.  The Investment Review Committee shall review and oversee the investment and management of the corporation's assets in accordance with the investment policy approved by the Board.

3.  The Board shall designate the chairman of the Investment Review Committee.

4. The Investment Review Committee shall meet at least semi-annually and at such other times as the needs of the business require. The Committee shall keep records of its proceedings and report them at the regular meetings of the Board.

5. The Investment Review Committee shall recommend to the Board the designation of certain executive officers of the Corporation to serve as an Investment Management Committee whose members, individually or in groups, shall be authorized by the Board to exercise investment authority in approving the purchase or sale of the Corporation's general account assets. All actions taken by the Investment Management Committee or by its members individually or in groups shall be reported to the Board at such times and in such manner as the Board shall direct.

ARTICLE VI--COMPENSATION REVIEW COMMITTEE
-----------------------------------------

1. The Board of Directors, by a resolution adopted by a majority of the whole Board, may designate a Compensation Review Committee composed of not less than three nor more than six Directors, none of whom (except the Chief Executive officer who shall be an additional ex-officio member of the Committee) shall be a present or former full-time salaried officer of the Corporation.

2. The Compensation Review Committee shall review the policies of the Corporation relating to compensation and fringe benefits for all salaried personnel other than fees paid to Directors or members of any committee of Directors.

3.  The Board shall designate the chairman of the Compensation Review Committee.

4. The Chief Executive Officer of the Corporation may fix or change salaries (except his own or except that of any other position specifically limited by the Board) as the needs of the business may require. All salaries of executive officers, however, and all other major changes in salary policy shall be reviewed by the Compensation Review Committee at least annually.

5. The Compensation Review Committee shall maintain records of its proceedings and report them at the regular meetings of the Board.


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ARTICLE VII--AUDIT REVIEW COMMITTEE
-----------------------------------

1. The Board of Directors, by a resolution adopted by a majority of the whole Board, may designate an Audit Review Committee composed of not less than three nor more than six Directors.

2. The Audit Review Committee shall recommend the engagement of the independent accountants, review their independence and the scope of their audit, and review and evaluate the reports and performance of the independent accountants and the internal auditor, including a review of auditing procedures, internal controls, compliance reporting, conflict-of-interest reports, regulatory examination reports and financial processes, systems and statements.

3.  The Board shall designate the chairman of the Audit Review Committee.

4. The Audit Review Committee shall meet at least semi-annually. The Committee shall maintain records of its proceedings and report them at the regular meetings of the Board.

ARTICLE VIII--OTHER COMMITTEES AND COMMITTEE RULES
--------------------------------------------------

1. The Board of Directors may create such other committees as it deems advisable and define their duties.

2. Unless contrary rules and provisions are specified in this Code of Regulations or in the resolution of the Board of Directors designating or creating a committee as authorized hereby, the rules and provisions set forth in this section shall apply to the formation of, or conduct of business by, any such committee:

         (a) A committee shall meet at the call of its chairman or by written request of a majority of its members.

         (b) A committee may adopt its own rules to provide for reasonable and sufficient advance notice of its meetings, but such notice may be waived in writing by any member.

         (c) A majority of members shall constitute a quorum. A committee may act by a majority of its members present at a meeting at which a quorum is present or by a writing or writings signed by all members.

         (d) A committee shall appoint a secretary from among its members and is authorized to designate a presiding chairman to serve in the event of the temporary absence or incapacity of its permanent chairman.


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         (e)  A committee may adopt such other rules and procedures, or make other administrative appointments from among its members, consistent herewith, as may be necessary or convenient to the conduct of its business.

3. In appointing the members of any committee, the Board of Directors may appoint alternates or make other special appointments as deemed appropriate. Vacancies or any committee, except the Executive Committee, may be temporarily filled by action of the Executive Committee until the next meeting of the full Board.

ARTICLE IX--OFFICERS
--------------------

1. The executive officers of the Corporation shall be a President, who shall be a member of the Board, one or more Vice Presidents (with such other descriptive or limiting titles as may be appropriate), a Secretary and a Treasurer, and such other executive officers with appropriate titles as the needs of the business may require. Executive officers shall be elected by the Board of Directors at the regular meeting of Directors in May of each year and shall hold office during the pleasure of the Board.

2. The Board may remove or suspend any executive officer without cause and without notice. Vacancies may be filled by the Board at any time, except that the Executive committee may not permanently fill a vacancy in the position of Chairman, Vice Chairman, Chief Executive Officer or President.

3. Any two offices may be held simultaneously by the same person, except that the Chairman, President or Chief Executive officer may not simultaneously serve as a Vice President.

4. The Board may elect from among its members a Chairman and Vice Chairman; otherwise the President shall serve as Chairman of the Board.

5. Executive officers may create and fill by appointment other necessary management positions provided, however, that the creation of and appointment to a management position classified as an appointed officer shall be first approved by the Chief Executive officer.

ARTICLE X--DUTIES OF OFFICERS
-----------------------------

1. CHAIRMAN: The Chairman shall preside at meetings of the Board and shall perform such other duties as may be assigned by the Board.

2. VICE CHAIRMAN: The Vice Chairman, if any, shall substitute for the Chairman at meetings of the Board and shall perform such other duties as may be assigned by the Board and, if not in conflict, by the Chairman.


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3.  PRESIDENT: The President shall perform such duties as may be assigned by the
    Chief Executive Officer or by the Board if the Chief Executive Officer is the President. The President shall report to the Chief Executive Officer unless the President has that designation. In the absence of a Chairman and Vice Chairman, the President shall serve as Chairman of the Board.

4. CHIEF EXECUTIVE OFFICER: Either the Chairman or the President shall be designated the Chief Executive Officer by the Board of Directors. The Chief Executive Officer shall serve at the pleasure of the Board. The Chief Executive Officer shall be responsible for the general management and direction of the business of the Company, and shall report directly to the Board of Directors. The Chief Executive Officer shall preside as chairman at policyholders' meetings. The Executive Committee may, in any emergency, designate the President or a Vice President to temporarily act in the place of the Chief Executive Officer and may designate a Vice President to temporarily act in the place of the President, if the latter is not the Chief Executive Officer.

5. VICE PRESIDENTS: The Vice Presidents (with such other descriptive or limiting titles as appropriate) shall assist in the executive management of the Corporation and shall perform such duties as may be assigned to them by the Chief Executive Officer or by the executive officer to whom they report if not the Chief Executive Officer.

6. SECRETARY: The Secretary shall keep the Minutes of the meetings of the policyholders and, if a member thereof, of the Board of Directors and record them in books kept for that purpose. If the Secretary is not a member of the Board, the Board shall designate a Clerk of the Board to take the Minutes thereof, which Minutes shall be kept in the custody of the Secretary. The Secretary shall perform such other duties as may be assigned by the Board.

7. TREASURER: The Treasurer shall perform the usual duties of such office and such other duties as may be assigned by the Board.

8. Appointed officers shall act under the direction of the officers to whom they report but shall be subject to the final authority of the Chief Executive Officer.

ARTICLE XI--EXECUTION OF INSTRUMENTS
------------------------------------

Any one of the following officers, namely: the Chairman, the Vice Chairman, the President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, shall execute transfers of stocks and bonds, releases or satisfactions of mortgages, conveyances and transfers of real and personal property, and all contracts, deeds, transfers, releases and any other papers necessary to the transaction of the business of the corporation. The Board or the Executive Committee may authorize other officers to execute instruments and to attach the corporate seal thereto.


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ARTICLE XII--INDEMNIFICATION
----------------------------

If any director, officer or employee of the Corporation may be entitled to indemnification by reason of Article Sixth of the Amended Articles of Incorporation, indemnification shall be made upon either (a) a determination in writing of the majority of disinterested directors present, at a meeting of the Board at which all disinterested directors present constitute a quorum, that the director, officer or employee in question was acting in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of this corporation or of such other business organization or association in which such person served at the Corporation's request, and that, in any matter which is the subject of a criminal action, suit or proceeding, such person had no reasonable cause to believe that the conduct in question was unlawful and in an action by or in the right of the Corporation to procure a judgment in its favor that such person was not and has not been adjudicated to have been negligent or guilty of misconduct in the performance of such person's duty to the Corporation or to such other business organization or association; or (b) if the number of all disinterested directors would not be sufficient at any time to constitute a quorum, or if the number of disinterested directors present at two consecutive meetings of the Board has not been sufficient to constitute a quorum, a determination to the same effect as set forth in the foregoing clause (a) shall be made in a written opinion by independent legal counsel other than an attorney, or a firm having association with it an attorney, who has been retained by or who has performed services for this Corporation, or for any person to be indemnified, within the past five years, or by the majority vote of the policyholders, or by the Court of Common Pleas or the court in which such action, suit or proceeding was brought. Prior to making any such determination, the Board of Directors shall first have received the written opinion of General Counsel that a number of directors sufficient to constitute a quorum, as named therein, are disinterested directors. Any director who is a party to or threatened with the action, suit or proceeding in question, or any related action, suit or proceeding, or has had or has an interest therein adverse to that of the Corporation, or who question of indemnification. Anything in this Article to the contrary notwithstanding, if a judicial or administrative body determines as part of the settlement of any action, suit or proceeding that the Corporation should indemnify a director, officer or employee for the amount of the settlement, the Corporation shall so indemnify such person in accordance with such determination. Expenses incurred with respect to any action, suit or proceeding which may qualify for indemnification may be advanced by the Corporation prior to final disposition thereof upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it is ultimately determined hereunder that such person is not entitled to indemnification or to the extent that the amount so advanced exceeds the indemnification to which such person is ultimately determined to be entitled. Expenses incurred by a director in defending an action, suit or proceeding shall be paid by the Corporation as incurred by the director to the extent required by Division (E) of section 1701.13 of the Ohio Revised Code. A director shall not be indemnified with respect to expenses incurred in any action or suit in which the only liability asserted against the director is pursuant to Section 1701.95 of the Ohio Revised Code.


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ARTICLE XIII--BY-LAWS
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For the government of its action and the actions of the officers of the
Corporation, the Board of Directors may adopt by-laws consistent with the Amended Articles of Incorporation and these Regulations.

ARTICLE XIV--MISCELLANEOUS
--------------------------

Directors and members of the Executive Committee and other committees, except full-time salaried officers and paid consultants, shall be entitled to such compensation and to such reimbursement or allowance for the expense of attending meetings of the Board or its committees as may be prescribed in the by-laws.

ARTICLE XV--NON-ASSESSABILITY OF MEMBERS
----------------------------------------

The Corporation shall issue no policy of life insurance or annuity contract which provides for the payment of any assessments by any policyholder or member in addition to the regular premium charged for such insurance or annuity.

ARTICLE XVI--AMENDMENTS
-----------------------

This Code of Regulations may be amended at any regular or special meeting of the Board by a majority of all the Directors or in a writing signed by all the Directors.



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